FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 11th day of December 2017, by and between RMB Investors Trust, a Delaware statutory trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

 WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services to investment companies; and

WHEREAS, the Trust desires to retain USBFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement).  The services and duties of USBFS shall be confined to those matters expressly set forth herein, provided, however, that in the event any  additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to each Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Office facilities (which may be in USBFS’, or an affiliate’s, or Fund’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate communications to the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”), such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund and independent trustee counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
d.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
e.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
f.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist in developing policies, guidelines and procedures relating to Trust’s operations and compliance.
(6)	Assist with overall operations of the Fund.
(7)	Pay Fund expenses upon written authorization from the Trust.
(8)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.
(9)	Maintain general Board calendars and regulatory filings calendars.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.
Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”). Provide quarterly compliance reporting to the designated officer(s) of the Trust and prepare Board compliance materials, as required.

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.
In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust. USBFS will maintain awareness of material emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments, and provide related planning assistance where requested or appropriate.

a.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

(4)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)
Prepare for review annual Fund expense budgets, accrue expenses for each Fund according to instructions received from the Trust’s treasurer or other authorized representative, , perform accrual analyses and roll-forward calculations and recommend changes to Fund expense accruals on a periodic basis, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments.

(7)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.
(8)	Prepare and disseminate vendor survey information.
(9)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules, or prepare and file extensions if directed by the Trust.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.
(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.
(5)	Monitor wash sale losses.
(6)	Calculate Qualified Dividend Income for qualifying Fund shareholders.
(7)	Participate in discussions of potential tax issues with the Fund and its independent accountant.

3.	License of Data; Warranty; Termination of Rights

A.
USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
In the absence of bad faith, fraud, negligence or willful misconduct on the part of USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents, the Trust agrees to indemnify and hold harmless from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time by written consent of both parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by USBFS in performing its duties under this Agreement,  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice (which shall appropriately allocate such fees and expenses among the Funds), except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 60 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree on the amount to be paid, if any.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved

For the avoidance of doubt, the compensation payable under Exhibit C shall not be duplicative of any amounts payable of the Trust under Exhibit B to the Fund Accounting Servicing Agreement.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall at all times act in good faith and exercise reasonable care, prudence  and due diligence in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS acted in good faith and has exercised reasonable care, prudence and due diligence in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all third party claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement, This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers, and employees and representatives of the Trust and each Fund.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingent plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement. In the event of a failure or delay, USBFS shall not discriminate against any Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Fund upon discovery of any administrative error.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents  the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to USBFS, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, employees and other such representatives to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust (including, for the avoidance of doubt, investment strategies) and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by order from a court, regulatory agency or other governmental authority having competent jurisdiction, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph. To the extent practicable, USBFS shall give the Trust reasonable advance notice of a disclosure under (ii) above to enable to the Trust to take such actions as it may deem necessary and appropriate to prohibit such disclosure..

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.  In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trust or any Shareholder (the “Information Security Program”).  The Information Security Program complies and shall comply with reasonable information security practices within the industry.  Upon written request from the Trust, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Trust in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Information of the Trust (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”).  USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBFS promptly cooperate with the Trust or any of their affiliates’ regulators at USBFS’s expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.  Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

9.	Records

USBFS shall keep complete and accurate records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements. All costs associated with identification and compliance with USBFS shall be borne by USBFS, unless otherwise agreed by the Trust in writing.

10.	Terms of Agreement; Amendment

A.
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “initial term”). However, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

B.
Following the end of the initial term, this Agreement automatically continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the material breach of the other party of any term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

C.
The Trust may terminate this Agreement as to the Trust or a Fund with thirty (30) days prior written notice to USBFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and USBFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Trust may provide USBFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Trust terminates this Agreement as to the Trust or a Fund based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 16 of this Agreement as to the Trust, or, in the event of the termination of a Fund, as to the terminated Fund.

D.
Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trust shall not be obligated to pay an early termination fee under Section 16(a) of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; (ii) a change of control of USBFS or (ii) the relevant federal or state authority withdrawing its authorization of either party.

11.	Early Termination

In the absence of a termination by the Trust for USBFS’s material breach of this Agreement (Section 15(B)), or termination because of a Regulatory Issue (Section 15(C)), or a Trust’s termination pursuant to Section 15(D), should the Trust elect to otherwise terminate this Agreement as to the Trust or a Fund prior to the end of the initial term, the Trust, as to the Trust or the Fund, agrees to pay the following fees:

a.	all monthly fees through the end of the initial term, or twelve (12) months, whichever is less, including the repayment of any negotiated discounts;
b.	all reasonable and market fees associated with converting services to a successor service provider,;
c.	all reasonable and markets fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider,;
d.	all reasonable and miscellaneous costs associated with a. to c. above.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach of this Agreement by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  Upon the completion of such delivery and transfer, USBFS shall notify the successor of such completion. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of USBFS, or by USBFS without the prior written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice.  The Trust acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Trust to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Trust’s behalf.  The Trust acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Trust, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn:  President

and notice to the Trust shall be sent to:

RMB Investors Trust
115 S. LaSalle, 34 th Floor,
Chicago, Illinois 60603

20.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.  The execution and delivery of this Agreement may occur by facsimile or by email in portable document format (PDF), and facsimile or PDF signatures or copies of signatures shall have the full force and effect of the original signatures.

22.	Trust and Shareholder Liability

USBFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust and/or Fund pursuant to this Agreement shall be limited in all cases to the Trust and/or Fund and its assets, and if the liability relates to the Trust and/or Funds, the obligations hereunder shall be limited to the respective assets of the Trust and/or Funds. USBFS further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust and/or Fund, nor from the Trustees, any individual Trustee of a Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefore.

23.	Insurance

USBFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers’ errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBFS shall provide evidence that coverage is in place. USBFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. USBFS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by USBFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

24.	Entire Agreement.

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

RMB Investors Trust		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Walter H. Clark	By:	/s/ Anita M. Zagrodnik

Name:	Walter H. Clark	Name:	Anita M. Zagrodnik

Title:	President	Title:	Senior VP

Exhibit A
to the
Fund Administration Servicing Agreement

Separate Series of RMB Investors Trust

Name of Series

RMB JAPAN FUND
Investor Class
Class I

RMB INTERNATIONAL FUND
Investor Class
Class I

RMB INTERNATIONAL SMALL CAP FUND
Investor Class
Class I

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

●	The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

●
The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●
The Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●
The Trust  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●
The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

●	The Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

●
The Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C to the Fund Administration Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at December 2017

Annual Fee Based Upon Average Net Assets a the Complex Level*
__ basis points on the first $___
__ basis points on the balance

Minimum Annual Fee: $___ for three funds. Add $___ to the minimum for each additional fund.

▪	Additional fee of $___ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$___ – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$___ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___ – Bank Loans
▪	$___ – Swaptions
▪	$___ – Intraday money market funds pricing, up to 3 times per day
▪	$___ – Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$___ per Foreign Equity Security per Month
▪	$___ per Domestic Equity Security per Month
▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
▪	$___ per security per month for fund administrative data

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average (but not to exceed three percent per year).
Fees are calculated pro rata and billed monthly.

Chief Compliance Officer Support Fee*

▪	$___ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪	See Additional Services fee schedule for global servicing.
▪	$___ per Sub Advisor per year
▪	$___ per Segregated Custody Account
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2% unless a line of credit is in place.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Exhibit C (continued) to the Fund Administration Servicing Agreement

Fund Administration & Compliance Portfolio Services -Additional Services Fee Schedule at December 2017

▪	Tax Free Transfer In-Kind Cost Basis Tracking* – $___ per sub-account per year

Daily Compliance Services

▪	Base fee – $___ per fund per year
▪	Setup – $___ per fund group

Section 18 Compliance Testing

▪	$___ set up fee per fund complex
▪	$___ per fund per month

Section 15(c) Reporting

▪	$___ per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w/ classes on one report) OR Full 15(c) report
-	Performance reporting package: Peer Comparison Report
▪	Standard data source – Morningstar; additional charges will apply for other data services

Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal

▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	0 – 10 users – $___
▪	10 – 20 users – $___
▪	20 – 30 users – $___
▪	30 – 40 users – $___

Diligent Boardbooks

▪	Online portal to access board book documents. Each user will receive both online and offline capability access
▪	Minimum fee (includes 1 board, 1 committee and 12 users)
▪	12 users may consist of any combination of Board Members/ Executives and Administrators
▪	Accessing Entities and Individuals	Installation Fee	Annual Fee
	Affiliate Package	$___	$___
	Additional Boards	$___	$___
	Additional Committees/Meeting Groups	$___	$___
	Additional Online & Offline Users (Board Members/Execs)	$___	$___
	Online and Offline Users (Administrative)	$___	$___